Exhibit 99.1

News Release

Contact:
Margo Nison
Keane Public Relations
617-241-9200 x1272

Chrissy Campbell
Porter Novelli

KEANE APPOINTS LAWRENCE P. BEGLEY TO BOARD OF DIRECTORS

Independent Director Also Joins Audit Committee

BOSTON, March 24, 2005 – Leading business and information technology (IT) outsourcing firm Keane, Inc. (NYSE: KEA), today announced the appointment of Lawrence P. Begley to its Board of Directors.  In addition to general board responsibilities, Begley will also serve as a member of Keane’s Audit Committee as an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission.

Begley is an accomplished executive with 25 years of experience in executive financial management with a number of leading technology and services consultancies.   Most recently, Begley served as chief financial officer at CCBN, an online financial-data company that was recently acquired by Thomson Financial.  Previously, Begley held the position of chief financial officer for several companies, including Razorfish, an interactive services firm; i-Cube, an IT solutions provider; and The Boston Consulting Group, a global business-consulting firm.

“Larry Begley is a strong addition to our board and I look forward to working with him,” stated president and CEO Brian Keane.   “Keane continues to build world-class corporate governance practices as part of our efforts to maximize value for shareholders.  Maintaining a majority of independent directors, such as Larry, is an important part of that process.”

“This is an exciting opportunity,” said Begley.  “The Keane management team has created a high integrity environment with strong leadership and a vision for success.   I look forward to contributing to Keane’s continued growth.”

Begley currently serves as a member of the Board of Directors and Audit Committee for MTI Technology Corporation, a publicly traded corporation (NASDAQ: MTIC).  He also serves on the Board of Directors and Audit Committees of AWS Convergence Technologies, Inc., and Geotrust Inc., and on the Board of Directors for B*Tween Productions Inc., Business Intelligence Advisors, and Lanthorn

Technologies.  He is a certified public accountant and holds a BSBA degree from Boston College and an MBA from Babson College.

About Keane

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on three highly synergistic service offerings: Applications Outsourcing, Application Development & Integration, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of regional offices in North America and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

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